Exhibit 99(h)(2)

TRANSFER AGENCY SERVICES AGREEMENT

THIS AGREEMENT is made as of  ______________, 2008 (“Effective Date”) by and among PNC GLOBAL INVESTMENT SERVICING (U.S.) INC., a Massachusetts corporation (“PNC”), Fairholme Funds, Inc., a Maryland corporation (the “Fund”) and Fairholme Capital Management, L.L.C. (the “Adviser”), which is a party hereto with respect to Section 9 only.  Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

Background

A.           The Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

B.           The Fund wishes to retain PNC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time by mutual agreement of the parties in accordance with this Agreement (each a “Portfolio”), and PNC wishes to furnish such services.

Terms

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree to the statements made in the preceding paragraphs and as follows:

1.         Appointment.  The Fund hereby appoints PNC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund with respect to each Portfolio in accordance with the terms set forth in this Agreement.  PNC accepts such appointment and agrees to furnish such services to the Fund with respect to each Portfolio. PNC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PNC and the Fund in a written amendment hereto. PNC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund not engaged by PNC.

2.        Instructions.

(a)           Unless the terms of this Agreement or PNC’s standard policies and procedures expressly provide, in the reasonable discretion of PNC, all requisite details and directions for it to take or omit to take a specific action, PNC may, prior to acting or not acting on a particular matter, require the Fund to provide it with Oral Instructions or Written Instructions with respect to the matter.  Whether received from the Fund in response to a such request or otherwise, PNC shall be obligated to act on an Instruction with respect to a particular matter only if in PNC’s reasonable judgment it is consistent with the prevailing commercial and industry practice on that matter, is reasonably necessary and appropriate to and consistent with the services contemplated by this Agreement, does not require deviation from PNC’s then-current policies and procedures, is not in conflict or inconsistent with any law, rule, regulation, order or legal process of any nature or any provision of this Agreement, and does not subject PNC to a liability or obligation not contemplated by this Agreement, including without limitation unreimbursed costs and expenses, increases in required resources, regulatory sanction or criticism, or civil or criminal action.  PNC may decline to act on Instructions that do not in its reasonable judgment conform to the foregoing or are not sufficiently clear.  As a condition to acting in accordance with particular Instructions, PNC may require that the Fund or any third parties affected by Instructions, provide indemnification in addition to any that may be provided for in this Agreement and agree to other appropriate terms and conditions.

(b)           PNC shall be entitled to rely upon any Instruction it receives from an Authorized Person or from a person PNC reasonably believes to be an Authorized Person relating to the services provided for by this Agreement.  PNC may assume that any Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Directors or of the Fund’s shareholders, unless and until PNC receives Written Instructions expressly to the contrary.

(c)           PNC may, in its discretion, decline to accept Oral Instructions as authorization to act or not act with respect to a particular matter and may require Written Instructions before acting or not acting on behalf of the Fund with respect to any matter.  In the event PNC accepts Oral Instructions, the Fund agrees as a condition to PNC’s acceptance of the Oral Instructions, to deliver to PNC, for receipt by 5:00 p.m. on the same business day as the day the Oral Instructions were given, Written Instructions which confirm the Oral Instructions. In the event Written Instructions confirming Oral Instructions are received late, are never received, or fail to contain terms which confirm the Oral Instructions in all material respects: (i) the validity, authorization and enforceability of the Oral Instructions, all actions, transactions and nonactions occurring as a result of the Oral Instructions, and PNC’s ability to rely on the Oral Instructions shall not be abridged, abrogated, nullified or adversely impacted in any manner; and (ii) PNC’s memorialization of the Oral Instructions shall be conclusively presumed to be the controlling Written Instructions in the event confirming Written Instructions are never received or are received but fail to confirm the Oral Instructions in all material respects.

3.        Right to Receive Advice.

(a)           Advice of the Fund.  PNC may for purposes of clarification request directions, including Oral Instructions or Written Instructions, from the Fund in connection with any action or non-action provided for in Instructions or this Agreement.

(b)           Advice of Counsel.  PNC may consult with legal counsel of its own choosing (who may be counsel for the Fund, the Fund’s manager or investment adviser, or PNC, at the option of PNC) on matters arising in connection with its performance of the Agreement.  To the extent such matters involve an action or non-action not expressly provided for in this Agreement or in the then-current standard policies and procedures of PNC and the Fund has requested such action or non-action in Instructions or requested that PNC determine its ability or capability to perform such action or non-action, the Fund shall reimburse PNC for reasonable costs incurred in connection with such legal counseling on such matter.

(c)           Conflicting Advice.  In the event of a conflict between directions or Instructions received from the Fund and advice PNC receives from legal counsel, PNC may rely upon and follow the advice of legal counsel.  PNC shall have no liability for actions or omissions taken by PNC in accordance with any of the foregoing provided it otherwise acts in compliance with the Agreement.

(d)           No Obligation to Seek Advice.  Nothing in this Section 3 shall be construed so as to impose an obligation upon PNC (i) to seek any particular directions, Instructions or legal advice, or (ii) to act in accordance with any particular directions, Instructions or legal advice.

4.         Records; Visits.  The books and records pertaining to the Fund, which are in the possession or under the control of PNC or were created or maintained for the Fund by PNC in connection with its services hereunder, shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during PNC’s normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PNC to the Fund or to an

Authorized Person, at the Fund’s expense.

5.        Confidentiality.

(a)           Each party shall keep confidential any information that it receives from the other party relating to such party’s business and shareholders (including prior, current and future shareholders) (“Confidential Information”) and shall not use such Confidential Information for any purpose other than the performance of such party’s duties and responsibilities in connection with this Agreement.  Confidential Information shall include:

(i)
any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PNC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(ii)
any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PNC a competitive advantage over its competitors;

(iii)
all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv)	anything designated as confidential.

(b)           Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:

(i)	is already known to the receiving party at the time it is obtained;

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)	is released by the protected party to a third party without restriction;

(v)	is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law;

(vi)	is relevant to the defense of any claim or cause of action asserted against the receiving party;

(vii)
is Fund information provided by PNC in connection with an independent third party compliance or other review; provided, however, that the party to whom such information is disclosed is subject to a commercially reasonable confidentiality obligation;

(vii)
is reasonably necessary or desirable for PNC to release such information in connection with the provision of services under this Agreement and the release of such information has been consented to in writing by the Fund or the Adviser, such consent not to be unreasonably withheld; or

(ix)	has been or is independently developed or obtained by the receiving party.

(c)           The provisions of this Section 5 shall survive termination of this Agreement.

6.        Cooperation with Accountants.  PNC shall cooperate with the Fund’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

7.        PNC System.  PNC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PNC in connection with the services provided by PNC to the Fund.  Notwithstanding the foregoing, the parties acknowledge the Fund shall retain all ownership rights in Fund data which resides on the PNC System.

8.        Representations and Warranties; Disaster Recovery.

(a)           PNC represents, warrants and covenants to the Fund, and, unless otherwise stated, such representations, warranties and covenants shall be deemed to be continuing throughout the term of this Agreement, that:

(i)           PNC is registered as a transfer agent with the Securities and Exchange Commission pursuant to the 1934 Act;

(ii)           PNC has obtained all regulatory approvals necessary to perform the services contemplated by this Agreement and there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of its obligations pursuant to this Agreement.

(iii)          To the extent PNC has access to the Fund’s portfolio holdings prior to their public dissemination, PNC will comply with the Fund’s portfolio holdings disclosure policy;

(iv)          PNC has an insurance policy covering directors’ and officers’ errors and omissions in effect, and upon the Fund’s reasonable request, PNC shall provide to the Fund evidence of such policy and the amount of coverage; provided, however, that PNC may maintain such insurance through one or more of its affiliates;

(b)           PNC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, PNC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions.  PNC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PNC’s own intentional misconduct, bad faith or gross negligence in the performance of its duties under this Agreement.  Upon reasonable request of the Fund, PNC shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided to the Fund hereunder.

9.         Compensation.

(a)           As compensation for services rendered by PNC during the term of this Agreement, the Adviser, on behalf of the Fund and each Portfolio, will pay to PNC such fees and charges (the “Fees”) as may be agreed to from time to time in writing by the Fund and PNC (the “Fee Agreement”).  In addition, the Fund agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by PNC in the performance of its duties hereunder (“Reimbursable Expenses”).

(b)           In connection with cash management accounts that PNC may establish in its own name for the benefit of the Fund at third party institutions, including without limitation institutions that may be an affiliate or client of PNC (a “Third Party Institution”) for the purpose of administering the funds received by PNC in the course of performing its services hereunder (“Service Accounts”), the Fund acknowledges that PNC may receive (i) investment earnings from sweeping certain funds in such Service Accounts into investment accounts at Third Party Institutions; and (ii) balance credits with respect to the funds in the Service Accounts not swept as described in clause (i).  On a monthly basis, PNC will offset banking service fees imposed on the Service Accounts by the Third Party Institutions with balance credits calculated on average balances held in the Service Accounts without reduction for amounts swept as described in clause (i).  PNC may retain for its own account the investment earnings and balance credits received from Third Party Institutions with respect to the Service Accounts.  PNC may in its discretion use the services of Third Party Institutions in connection with the issuance of redemption and distribution checks and may retain any benefits resulting from such arrangements, including any commission or return on float paid to it for balances transferred from the Service Accounts to the Third Party Institutions.

(c)           The undersigned hereby represents and warrants to PNC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PNC (to the extent such benefits have been disclosed by PNC to the Fund) or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PNC to such adviser or sponsor or any affiliate of the Fund relating to the Agreement have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(d)           No termination of this Agreement shall cause, and no provision of this Agreement shall be interpreted in any manner that would cause, PNC’s right to receive payment of its fees and charges for services actually performed hereunder, and the Adviser’s obligation to pay such fees and charges on behalf of the Fund and each Portfolio, to be barred, limited, abridged, conditioned, reduced, abrogated, or subject to a cap or other limitation or exclusion of any nature.

10.      Standard of Care/Limitation of Liability.

(a)           Subject to the terms of this Section 10, PNC shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by:  (i) PNC’s own intentional misconduct, bad faith or negligence in the performance of its duties under this Agreement; or (ii) violations with respect to the Fund (as determined by the SEC or a court of competent jurisdiction in a final non-appealable order of the SEC or such court) of a criminal statute or material violation with respect to the Fund (as determined by the SEC or a court of competent jurisdiction in a final non-appealable order of the SEC or such court) of any other statute which statute is applicable to the duties PNC is obligated to perform under this Agreement (“Standard of Care”). In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been a failure of PNC to meet its Standard of Care, provided that PNC has adopted and implemented commercially reasonable procedures addressing its acceptance, processing and/or negotiation of payments for the purchase of Shares.

(b)           Neither PNC nor its affiliates shall be liable for damages (including without limitation damages caused by delays, failures, errors, interruptions or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation: acts of God; natural disasters, such as floods, hurricanes, tornados, earthquakes and wildfires; epidemics; action or inaction of civil or military authority; war, terrorism, riots or insurrection; criminal acts; action by organized labor; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; non-performance by third parties (other than subcontractors of PNC for causes other than those described herein); or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the foregoing.

(c)           PNC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any Instruction, direction, notice, instrument or other information or directive which PNC reasonably believes to be genuine.  PNC shall not be liable for any damages that are caused by actions or omissions taken by PNC in accordance with any of the foregoing or advice of counsel.  PNC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

(d)           No party to this Agreement or its affiliates shall be liable to the other party for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by such party or its affiliates.

(e)           Each party shall have a duty to mitigate damages for which the other party may become responsible.

(f)           Notwithstanding the foregoing, PNC shall be liable to the Fund, and agrees to reimburse the Fund, for all material losses resulting from “as of” processing errors for which PNC is responsible in accordance with the “as of” processing guidelines set forth on Exhibit C hereto.

(g)           This Section 10 shall survive termination of this Agreement.

11.      Indemnification.

(a)           Absent PNC’s failure to meet its Standard of Care (defined in Section 10 above), the Fund agrees to indemnify, defend and hold harmless PNC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) an act or omission to act by the Fund or any prior service provider of the Fund (other than PNC or its affiliates); (b) any action taken or omitted to be taken by PNC or its affiliates in connection with the provision of services to the Fund; and (c) any action taken or omitted to be taken in connection with an Oral Instruction or Written Instruction.

(b)           PNC agrees to indemnify, defend and hold harmless the Fund and its affiliates and their respective directors, trustees, officers, agents, shareholders and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from PNC’s breach of the Standard of Care set forth in this Agreement; provided, however, PNC shall have no obligation under this Section 11(b) with respect to any claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from the Fund’s intentional misconduct, bad faith or negligence.  This Section 11(b) states the sole and exclusive remedy of the Fund (or any person or entity claiming through the Fund) under this Agreement.

(c)           This Section 11 shall survive termination of this Agreement.

12.      Description of Services.

(a)	Services Provided on an Ongoing Basis, If Applicable.

(i)	Calculate 12b-1 payments;

(ii)	Maintain shareholder registrations;

(iii)	Review new applications and correspond with shareholders to complete or correct information;

(iv)	Direct payment processing of checks or wires;

(v)	Prepare and certify shareholder lists in conjunction with proxy solicitations;

(vi)	Countersign share certificates;

(vii)	Prepare and mail to shareholders confirmation of activity;

(viii)	Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

(ix)	Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with PNC;

(x)	Provide periodic shareholder lists and statistics to the Fund;

(xi)	Provide detailed data for underwriter/broker confirmations;

(xii)	Prepare periodic mailing of year-end tax and statement information;

(xiii)	Notify on a timely basis the investment adviser, accounting agent, and custodian of Share activity;

(xiv)	Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

(xv)	Accept and post daily Share purchases and redemptions;

(xvi)	Accept, post and perform shareholder transfers and exchanges;

(xvii)	Issue and cancel certificates (when requested in writing by the shareholder); and

(xviii)	Perform certain administrative and ministerial duties relating to opening, maintaining and processing transactions for shareholders or financial intermediaries that trade shares through the NSCC.

(xix)	Monitor the sale of Shares in order to monitor compliance with the Fund’s limitation on authorized and issued Shares.

(b)           Purchase of Shares.  PNC shall issue and credit an account of an investor, in the manner described in the Fund’s prospectus, once it receives:

(i)	A purchase order in completed proper form;

(ii)	Proper information to establish a shareholder account; and

(iii)	Confirmation of receipt or crediting of funds for such order to the Fund’s custodian.

(c)           Redemption of Shares. PNC shall process requests to redeem Shares as follows:

(i)
All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Fund’s prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as PNC has described in its policies and procedures provided to the Fund.

(ii)
PNC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which PNC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

(iii)
When Shares are redeemed, PNC shall deliver to the Fund’s custodian (the “Custodian”) and the Fund or its designee a notification setting forth the number of Shares redeemed.  Such redeemed Shares shall be reflected on appropriate accounts maintained by PNC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iv)
PNC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PNC and the Fund.

(v)
When a broker-dealer notifies PNC of a redemption desired by a customer, and the Custodian provides PNC with funds, PNC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.

(vi)
PNC shall not process or effect any redemption requests with respect to Shares of the Fund after receipt by PNC or its agent of notification of the suspension of the determination of the net asset value of the Fund or a Portfolio.

(d)           Dividends and Distributions.  Upon receipt by PNC of Written Instructions containing all requisite information that may be reasonably requested by PNC, including payment directions and authorization, PNC shall issue Shares in payment of the dividend or distribution, or, upon shareholder election, pay such dividend or distribution in cash, if provided for in the Fund’s prospectus.  If requested by PNC, the Fund shall furnish a certified resolution of the Fund’s Board of Directors declaring and authorizing the payment of a dividend or other distribution but PNC shall have no duty to request such.  Issuance of Shares or payment of a dividend or distribution as provided for in this Section 12(d), as well as payments upon redemption as described in sub-section (c) above, shall be made after deduction and payment of any and all amounts required to be withheld in accordance with any applicable tax laws or other laws, rules or regulations.  PNC shall (i) mail to the Fund’s shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation; and (ii) prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends by the Fund paid to its shareholders (above threshold amounts stipulated by applicable law) as required by tax or other laws, rules or regulations; provided, however, notwithstanding the foregoing and notwithstanding any other provision of this Section 12(d) or this Agreement: (A) PNC’s exclusive obligations with respect to any written statement that Section 19(a) of the 1940 Act may require to be issued with respect to the Fund (each a “Section 19(a) Statement”) shall be, upon receipt of Written Instructions to such effect, to receive from the Fund the information which is to be printed on the Section 19(a) Statement, to print such information on appropriate paper stock and to mail the Section 19(a) Statement to shareholders, and (B) PNC’s sole obligation with respect to any dividend or distribution that Section 19(a) of the 1940 Act may require be accompanied by a Section 19(a) Statement shall be to act in accordance with the first two sentences of this Section 12(d).

(e)           Shareholder Account Services.  PNC may arrange, in accordance with the prospectus:

(i)	for issuance of Shares obtained through:

(A)	Any pre-authorized check plan; and

(B)	Direct purchases through broker wire orders, checks and applications.

(ii)	for a shareholder’s:

(A)	Exchange of Shares for shares of another fund with which the Fund has exchange privileges;

(B)	Automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or

(C)	Redemption of Shares from an account with a checkwriting privilege.

(f)           Communications to Shareholders.  Upon timely Written Instructions, PNC shall mail all communications by the Fund to its shareholders, including:

(i)	Reports to shareholders;

(ii)	Confirmations of purchases and sales of Fund shares;

(iii)	Monthly or quarterly statements;

(iv)	Dividend and distribution notices; and

(v)	Tax form information.

(g)           Records.  PNC shall maintain records of the accounts for each shareholder showing the following information:

(i)	Name, address and United States Tax Identification or Social Security number;

(ii)	Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)	Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

(iv)	Any stop or restraining order placed against a shareholder’s account;

(v)	Any correspondence relating to the current maintenance of a shareholder’s account;

(vi)	Information with respect to withholdings; and

(vii)	Any information required in order for PNC to perform any calculations required by this Agreement.

(h)           Lost or Stolen Certificates.  PNC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation.  A new certificate shall be registered and issued only upon:

(i)	The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PNC; and

(ii)	Completion of a release and indemnification agreement signed by the shareholder to protect PNC and its affiliates.

(i)           Shareholder Inspection of Stock Records.  Upon a request from any Fund shareholder to inspect stock records, PNC will notify the Fund and the Fund will issue instructions granting or denying each such request.  Unless PNC has acted contrary to the Fund’s instructions, the Fund agrees to and does hereby release PNC from any liability for refusal of permission for a particular shareholder to inspect the Fund’s stock records.

(j)           Withdrawal of Shares and Cancellation of Certificates.  Upon receipt of Written Instructions, PNC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

(k)           Lost Shareholders.  PNC shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below.  PNC may, in its sole discretion, use the services of a third party to perform some of or all such services, and such third party may receive compensation in connection therewith.

(i)	documentation of search policies and procedures;

(ii)	execution of required searches;

(iii)	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and

(iv)	preparation and submission of data required under the Lost Shareholder Rule.

Notwithstanding the foregoing, PNC shall have no duty or obligation under this Section 12(k) to perform any services described in this Section 12(k) on any shareholder accounts which are broker-controlled accounts or omnibus accounts or are accounts which otherwise contain insufficient information to permit PNC to identify and depict “RPO” status or otherwise perform the described services for persons holding through such accounts.  Except as set forth above, PNC shall have no responsibility for any escheatment services.

(l)           Retirement Plans and Educational Savings Accounts.

(i)
In connection with Traditional, SEP, Roth, and SIMPLE individual retirement accounts (“IRA accounts”), 403(b)(7) custodial accounts, money purchase and profit sharing plans and Single Participant “k” plan accounts (“Qualified Plans”) (collectively, the “Retirement Plans”) and Coverdell educational savings accounts (“ESA Accounts”) all within the meaning of Section 408, 403(b)(7), 401, and 530 of the Internal Revenue Code of 1986, as amended (the “Code”) sponsored by the Fund for which contributions of the Fund’s shareholders (the “Participants”) are invested solely in Shares of the Fund, PNC shall provide the following administrative services:

(A)	Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(B)	Record method of distribution requested and/or made;

(C)	Receive and process designation of beneficiary forms requests;

(D)	Examine and process requests for direct transfers between custodians/trustees; transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(E)
Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan and ESA Accounts, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to Participant/Beneficiary, as applicable; and

(F)	Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

(ii)	PNC shall arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by the Fund.

(iii)
With respect to the Retirement Plans, PNC shall provide the Fund with the associated Retirement Plan documents for use by the Fund and PNC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

(m)           Print Mail.        The Fund hereby engages PNC as the Fund’s print/mail service provider with respect to confirmations, statements and other shareholder print services requested by the Fund and agreed to by PNC and for such fees as may be agreed to from time to time in writing by the Fund and PNC.

(n)           AdvisorCentral. PNC shall provide the Fund with access to AdvisorCentral in accordance with the terms of Exhibit B attached hereto.  Exhibit B is hereby incorporated by reference in its entirety into this Agreement.

(o)           Additional Services.  PNC shall provide the Fund and the Adviser with access to:

(i)	FSR TA system;

(ii)	CMS relationship management system;

(iii)	DRAS (Data Reporting and Analytic Suite);

(iv)	Nextgen Internet portal; and

(v)	NSCC/FundServ.

13.      Privacy.  Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

14.      Anti-Money Laundering.

(a)           To the extent the other provisions of this Agreement require PNC to establish, maintain and monitor accounts of investors in the Fund consistent with securities laws, PNC shall perform reasonable actions necessary to help the Fund be in compliance with Section 352 of the USA PATRIOT Act, as follows:  PNC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PNC’s anti-money laundering (“AML”) program or by an outside party, for compliance with PNC’s established AML policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PNC’s AML program; and (d) provide ongoing training of PNC personnel relating to the prevention of money-laundering activities.

(b)           Upon the reasonable request of the Fund, PNC shall provide to the Fund: (x) a copy of PNC’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement); (y) at the option of PNC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate PNC personnel.  PNC agrees to permit inspections relating to its AML program by U.S.

Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request.

(c)           Without limiting or expanding the foregoing, the parties agree the provisions in this Section 14 relate only to Section 352 of the USA PATRIOT Act and do not apply other sections, including Section 326, of the USA PATRIOT Act or regulations promulgated thereunder.

15.      Red Flag Services.

(a)           Upon the final effective date for compliance with Red Flags Requirements (as defined below), PNC agrees to provide the Fund with the “Red Flag Services”, which is hereby defined to mean the following services:

(i)           PNC will maintain written controls reasonably designed to detect the occurrence of Red Flags (as defined below) in connection with (i) account opening and other account activities and transactions conducted directly through PNC with respect to Direct Accounts (as defined below), and (ii) transactions effected directly through PNC by Covered Persons (as defined below) in Covered Accounts (as defined below).  Such controls, as they may be revised from time to time hereunder, are referred to herein as the “Controls”.  Solely for purposes of this Section 15, the capitalized terms below will have the respective meaning ascribed to each:

(A)           “Red Flag” means a pattern, practice, or specific activity or a combination of patterns, practices or specific activities which may indicate the possible existence of Identity Theft (as defined below) affecting a Registered Owner (as defined below) or a Covered Person.

(B)           “Identity Theft” means a fraud committed or attempted using the identifying information of another person without authority.

(C)           “Registered Owner” means a natural person who is the owner of record of a Direct Account on the books and records of the Fund maintained by PNC as registrar of the Fund (the “Fund Registry”).

(D)           “Covered Person” means a natural person who is the owner of record of a Covered Account on the Fund Registry.

(E)           “Direct Account” means an account holding Fund shares established directly with and through PNC by a natural person as a registered account on the Fund Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through PNC.

(F)           “Covered Account” means an account holding Fund shares established by a financial intermediary for a natural person as the owner of record on the Fund Registry and through which such owner of record has the ability to conduct transactions in Fund shares directly with and through PNC.

(ii)           PNC will provide the Fund with a printed copy of or Internet viewing access to the Controls.

(iii)           PNC will notify the Fund of Red Flags which it detects and reasonably determines to indicate a significant risk of Identity Theft to a Registered Holder (“Possible Identity Theft”) and assist the Fund in determining the appropriate response of the Fund to the Possible Identity Theft.

(iv)           PNC will (A) engage an independent auditing firm or other similar firm of independent examiners to conduct an annual testing of the Controls and issue a report on the results of the testing (the “Audit Report”), and (B) furnish a copy of the Audit Report to the Fund; and

(v)           Upon Fund request, issue a certification in a form determined to be appropriate by PNC in its reasonable discretion, certifying to PNC’s continuing compliance with the Controls after the date of the most recent Audit Report.

(b)           The Fund agrees it is responsible for complying with the Red Flag Requirements (as defined below), for determining the applicability of Section 114 of the Fair and Accurate Credit Transaction Act of 2003 and regulations promulgated thereunder by the Federal Trade Commission (the “Red Flag Requirements”) to the Fund and the extent to which the Red Flag Services assist the Fund in complying with the Red Flag Requirements, and for furnishing any supplementation or augmentation to the Red Flag Services it determines to be appropriate, and that PNC has given no advice and makes no representations with respect to such matters.  This Section 15 shall not be interpreted in any manner which imposes a duty on PNC to act on behalf of the Fund or otherwise, including any duty to take any action upon the occurrence of a Red Flag, other than as expressly provided for in this Section 15.  The Controls and the Red Flag Services may be changed at any time and from time to time by PNC in its reasonable sole discretion to include commercially reasonable provisions appropriate to the Red Flag Requirements, as they may be constituted from time to time.

16.      Foreign Account Due Diligence.

(a)           To help the Fund comply with its requirements to establish and implement a due diligence program for “foreign financial institution” accounts (which the Fund is required to have under regulations issued under Section 312 of the USA PATRIOT Act), PNC will do the following:

(i)
Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Fund for a “foreign financial institution” (as defined in 31 CFR 103.175(h))(“Foreign Financial Institution”);

(ii)	Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;

(iii)
Assess the money laundering risk presented by each such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 103.176), and assign a risk category to each such Foreign Financial Institution account;

(iv)
Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

(v)	Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

(vi)	Adopt and operate enhanced due diligence policies for certain Foreign Financial Institution accounts in compliance with 31 CFR 103.176(b);

(vii)	Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts; and

(viii)	Report to the Fund about measures taken under (i)-(vii) above.

(b)           Notwithstanding anything to the contrary, and without expanding the scope of the express language in this Section 16, PNC need not complete any due diligence beyond the requirements of the relevant Foreign Financial Institution due diligence program regulations and PNC need not perform any task that need not be performed for the Fund to be in compliance with relevant Foreign Financial Institution due diligence program regulations.

(c)           Without limiting or expanding the foregoing, the parties agree the provisions in this Section 16 relate only to Section 312 of the USA PATRIOT Act and do not apply to other sections, including Section 326, of the USA PATRIOT Act or regulations promulgated thereunder.

17.      Customer Identification Program (“CIP”) Services.

(a)           To help the Fund comply with its Customer Identification Program (which the Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PNC will do the following:

(i)
Implement procedures under which new accounts in the Fund are not established unless PNC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding “Customer” (as defined in 31 CFR 103.131).

(ii)
Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened.  Methods of verification may consist of non-documentary methods (for which PNC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PNC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(iii)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(iv)	Regularly report to the Fund about measures taken under (a)-(c) above.

(v)
If PNC provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.131(b)(5), about the Fund’s CIP.

(b)           Notwithstanding anything to the contrary, and without expanding the scope of the express language in this Section 17, PNC need not collect the Data Elements for (or verify) prospective customers (or accounts) beyond the requirements of relevant customer identification program regulations (for example, PNC will not verify customers opening accounts through NSCC) and PNC need not perform any task that need not be performed for the Fund to be in compliance with relevant customer identification program regulations.

(c)           PNC agrees to permit inspections relating to the CIP Services provided hereunder by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the CIP Services provided hereunder as such examiners shall reasonably request.

(d)           Notwithstanding anything to the contrary, PNC need not perform any of the steps described in this Section 17 with respect to persons purchasing Shares via exchange privileges.

18.      Duration and Termination.

(a)           This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM on the date which the second anniversary of such date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)           This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Fund or PNC gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”).  In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM on the last day of the Initial Term or Renewal Term, as applicable.

(c)           If a party hereto materially breaches this Agreement (a “Defaulting Party”), the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d)           Notwithstanding anything contained in this Agreement to the contrary, if in connection with a Change in Control the Fund gives notice to PNC terminating this Agreement or terminating it as the provider of any of the services hereunder, or if the Fund otherwise terminates this Agreement or any of such services before the expiration of the Initial Term (“Early Termination”), the following terms shall apply:

(i)
PNC shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund’s successor service provider; provided that PNC does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund.

(ii)
Before the effective date of the Early Termination and before any conversion of Fund records and accounts to a successor service provider, the Fund shall pay to PNC an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if PNC were to provide all services hereunder until the expiration of the Initial Term.  The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PNC under this Agreement during the last three calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder).

(iii)	The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PNC for the termination of services before the expiration of the Initial Term.

(iv)
For purposes of Section 18(d), “Change in Control” means a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund or an affiliate of the Fund.

(v)
If any of the Fund’s assets serviced by PNC under this Agreement are removed from the coverage of this Agreement during the Initial Term (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and owe PNC an Early Termination Fee calculated as if the Removed Assets constituted a “Fund”; and, (ii) at, PNC’s option, either (a) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PNC resulting in the Fund owing PNC the Early Termination Fee, or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

(e)           In the event of termination, all expenses (“Conversion Expenses”) associated with movement of records and materials and conversion thereof to a successor transfer agent (“Conversion Actions”) will be borne by the Fund, sixty percent (60%) of such Conversion Expenses, based on a good faith estimate of PNC of the total amount of such Conversion Expenses, shall be paid to PNC no less than 60 days prior to any such conversion, with the remainder of such Conversion Expenses due at the time of the conversion, including without limitation (i) reasonable expenses incurred by PNC associated with de-conversion to a successor service provider, (ii) reasonable expenses associated with the transfer or duplication of records and materials, (iii) reasonable expenses associated with the conversion of records or materials and (iv) reasonable trailing expenses.  In addition, in the event of termination, if PNC continues to perform any Conversion Actions or provides any other services hereunder, beyond any termination date or time specified in any notice or in any other manner, the Fund shall be obligated to pay PNC immediately upon being invoiced therefor, all Conversion Expenses and all other Fees and Reimbursable Expenses associated with the services PNC continues to provide hereunder during such period.

(f)           In the event that this Agreement is terminated in accordance with the provisions of Section 18(c) above, Section 18(d) above shall be treated as if it was not a part of this Agreement

19.      Policies and Procedures.     The parties acknowledge that the services described in and to be provided under this Agreement involve processes, actions, functions, instructions, consents, choices, the exercise of rights or performance of obligations, communications and other components, both internal to PNC and interactive between the parties, necessitated or made appropriate by business or by legal or regulatory considerations, or both, that in most cases are far too numerous and minutely detailed to expressly include in this Agreement and that, accordingly, the parties agree that PNC shall perform the services provided for in this Agreement in accordance with the written policies, procedures, manuals, documentation and other operational guidelines of PNC governing the services in effect at the time the services are performed (“written procedures” for purposes of this Section 19) and that such written procedures are expressly intended to supplement the description of services provided for herein, provided that PNC has delivered copies of the written procedures to the Fund for its review, but that the express terms of this Agreement will always prevail in any conflict with PNC’s written procedures.

20.      Notices.  Notices permitted or required by this Agreement shall be in writing and:

(i)	addressed as follows, unless a notice provided in accordance with this Section 20 shall specify a different address or individual:

(A)
if to PNC, to PNC Global Investment Servicing (U.S.) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; with a copy to PNC Global Investment Servicing (U.S.) Inc., 301 Bellevue Parkway, Wilmington, Delaware  19809, Attention: Senior Counsel – TA & SubAccounting; and

(B)	if to the Fund, at 4400 Biscayne Blvd., 9th Floor, Miami, FL 33137, Attention: President; with a copy to the Adviser, at 4400 Biscayne Blvd., 9th Floor, Miami, FL 33137, Attention: President.

(ii)
delivered: by hand (personal delivery by an Authorized Person to addressee); private messenger, with signature of recipient; U.S. Postal Service (with return receipt or other delivery verification provided); overnight national courier service, with signature of recipient, facsimile sending device providing for automatic confirmation of receipt; and

(iii)	deemed given on the day received by the receiving party.

21.      Amendments.  This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought; provided, however, Exhibit A may be amended only by a writing signed by both parties hereto, PNC shall have no duties, responsibilities or liabilities with respect to an investment portfolio of the Fund not listed on the Exhibit A dated the Effective Date unless and until PNC shall enter into an amendment to Exhibit A containing such portfolio, and PNC may for valid business reasons decline to accept some or all of the duties, responsibilities and liabilities hereunder with respect to additional portfolios.

22.      Assignment.  Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that PNC may assign this Agreement to any majority-owned direct or indirect subsidiary of PNC or of The PNC Financial Services Group, Inc., provided that PNC gives the Fund thirty (30) days’ prior written notice of such assignment and such assignment does not impair in any material respect the Fund’s receipt of the services contemplated by this Agreement, and that any such assignment shall not relieve PNC of its liabilities hereunder.  To the extent required by the rules and regulations of the NSCC and in order for PNC to perform the NSCC-related services, the Fund agrees that

PNC may delegate its duties to any affiliate of PNC that is a member of the NSCC.

23.      Facsimile Signatures; Counterparts.  This Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.  The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

24.      Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

25.	Miscellaneous.

(a)           Entire Agreement.  This Agreement embodies the entire, complete, integrated  agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)           Non-Solicitation.  During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees, and the Fund shall cause the Fund’s sponsor and the Fund’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees.  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PNC employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the PNC employee was identified by such entity solely as a result of the PNC employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c)           No Changes that Materially Affect Obligations.  Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies (in each instance except as required by applicable law, in which instance the Fund shall provide prompt written notice to PNC) which would affect materially the obligations or responsibilities of PNC hereunder without the prior written approval of PNC, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by PNC under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, except those requirements that have been approved and are effective with respect to services being provided by PNC as of the date of this Agreement, unless the parties hereto expressly agree in writing to any such increase.

(d)           Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e)           Information. The Fund will provide such information and documentation as PNC may reasonably request in connection with services provided by PNC to the Fund.

(f)           Governing Law.  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(g)           Partial Invalidity.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(h)           Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as is explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(i)           No Representations or Warranties.  Except as expressly provided in this Agreement, PNC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  PNC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(j)           Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PNC’s affiliates are financial institutions, and PNC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PNC may also ask (and may have already asked) for additional identifying information, and PNC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.	FAIRHOLME FUNDS, INC.

By:	By:

Name:	Name:

Title:	Title:

FAIRHOLME CAPITAL MANAGEMENT, L.L.C.
(with respect to Section 9 only)

By:

Name:

Title:

EXHIBIT A

(Dated: __________________________)

THIS EXHIBIT A is Exhibit A to that certain Transfer Agency Services Agreement dated as of ___________________, 2008, by and among PNC Global Investment Servicing (U.S.) Inc., Fairholme Funds, Inc. and Fairholme Capital Management, L.L.C. (which is a party to the Agreement with respect to Section 9 only).

Portfolios

The Fairholme Fund

EXHIBIT B

1.           Definitions.  The terms in quotation marks below shall have the meanings ascribed to them below for purposes of this Exhibit B only.  Capitalized words used in this Exhibit B not defined in this Exhibit B shall have the meanings ascribed to them elsewhere in the Agreement:

1.1          “Account” means the account of a Shareholder in the Fund or any Portfolio.

1.2          “AdvisorCentral” means AdvisorCentral LLC.

1.3          “Documentation” means the documentation materials maintained by AdvisorCentral which describe the functionalities of the Web Portal and provide instructions for the use of the Web Portal, as such documentation materials may be updated and modified from time to time by AdvisorCentral.

1.4          “Financial Intermediary” means any investment advisor, brokerage firm, financial planner or other entity that will be authorized by the Fund to act on behalf of a Shareholder to perform Inquiries, and, to the extent the Fund elects to participate in AdvisorCentral services permitting Transactions, initiate Transactions through the Web Portal.

1.5          “Inquiry” means any interaction with or action taken with respect to the Web Portal initiated by a Financial Intermediary which is not a Transaction.

1.6          “Portfolio” means any class, tier, series or portfolio of the Fund.

1.7          “Services” means those shareholder data and information aggregation services made available by AdvisorCentral from time to time to Financial Intermediaries through the Web Portal, as such may be updated, revised or amended in AdvisorCentral’s discretion from time to time, which a Fund elects to make available to Financial Intermediaries via the Web Portal.

1.8          “Shareholder” means the record owner of any number of shares of the Fund or any Portfolio.

1.9          “Shareholder Data” means information pertaining to a Shareholder and the Accounts in the Fund or any Portfolio, non-public personal information (as defined by Regulation S-P) in the possession of the Fund, and Transactions.

1.10        “Transaction” means any purchase, sale, redemption, distribution, exchange, transfer or other activity or change in status involving an Account or Account assets initiated by a Financial Intermediary.

1.11        “Web Portal” means the collection of electronic documents, electronic files, content, text, graphics, and software code, including, but not limited to, HTML and XML files, Java and JavaScript files, graphics files, animation files, data files, technology, scripts and programs residing on any computer system(s) maintained by or for AdvisorCentral, accessible via the Internet at www.advisorcentral.com.

2.           Authorization to Share Information.  AdvisorCentral operates the Web Portal for use by Financial Intermediaries to access and manage the accounts of clients who are shareholders of investment companies or other collective investment vehicles  The Fund desires to participate in the Web Portal and authorizes PNC to provide Shareholder Data to AdvisorCentral for use in the Web Portal and to take all actions consistent with the documentation for the Services and the Web Portal to facilitate the Fund’s participation in the Web Portal.

3.           Duties of PNC.   PNC shall (i) act reasonably in accordance with the Documentation to facilitate participation by the Fund in the Services and the Web Portal on an “as is” basis as made available by AdvisorCentral and shall permit the Fund to make all elections with respect to the Services which the Documentation provides for a Fund to make, and (ii) provide the Fund at its standard rates and charges, to the extent requested by the Fund, with inquiry access to Shareholder Data in the Web Portal.  PNC makes no representations or warranties with respect to the operation of the Web Portal.

4.           Duties of the Fund.  The Fund shall maintain, or cause its distributor to maintain, appropriate agreements with DTCC or NSCC, as may be appropriate, including without limitation, agreements with respect to FUND/Speed, and to pay as they come due all fees and charges associated with such agreements either directly or as passed through on invoices of PNC.  The Fund shall strictly comply with all Documentation and any specifications contained therein with respect to the Fund’s inquiry access to the Web Portal.  The Fund shall communicate with Financial Intermediaries and Shareholders to the extent such is reasonably required for the Services to be performed in accordance with the Documentation.  The Fund’s use of inquiry access to the Web Portal shall be conducted in full compliance with any terms of use, restrictions, limitations and indemnities made applicable by AdvisorCentral generally to inquiry users of the Web Portal.

5.           Linking.  The Fund hereby grants to PNC and AdvisorCentral a royalty-free, nonexclusive, nontransferable and revocable right and license to use the Fund’s hyperlink in connection with the Services.  PNC will obtain a grant by AdvisorCentral of a royalty-free, nonexclusive, nontransferable and revocable right and license to use AdvisorCentral’s hyperlink in connection with providing the Services.  Each party shall reasonably cooperate with the other party concerning the placement, location and destination of such hyperlinks..  All rights not expressly granted to a party under this Section 5 are retained by the party owning such rights.  A party shall immediately cease using another party’s hyperlink immediately upon termination of the license granted by this Section 5.

6.           Trademarks.  The Fund hereby grants to PNC and AdvisorCentral a non-exclusive, limited license to use its trademarks, service marks and trade names in connection with the Services or performing this Agreement.  PNC will obtain a grant by AdvisorCentral of a non-exclusive, limited license to use its trademarks, service marks and trade names in connection with performing this Agreement. All use of trademarks shall be in accordance with the granting party’s reasonable policies regarding advertising and trademark usage as established from time to time.  The Fund hereby grants PNC and AdvisorCentral the right and license to display the Fund’s trademarks, service marks and trade names on the Web Portal and in advertising and marketing materials related to the Web Portal and the Services.  The Fund shall retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, including any goodwill associated therewith, subject to the limited license granted in this Section 6.  Use of the trademarks hereunder by the grantee of the trademark license shall inure to the benefit of the trademark owner and grantees shall take no action that is inconsistent with the trademark owner’s ownership thereof.

7.           Access and Display License.  The Fund hereby grants to PNC and AdvisorCentral a worldwide, royalty-free, non-exclusive right and license to display through the Web Portal, and provide Financial Intermediaries access to, all portions of the Fund and Shareholder information and data provided by PNC to AdvisorCentral on behalf of the Fund for use on the Web Portal (“Provided Information”).  Without limiting the generality of the foregoing, the license granted in this Section 7 shall include the right to (i) download and store, copy in on-line and off-line form, reformat, manipulate, and distribute, publish, transmit, and display the Provided Information via the Web Portal; and (ii) permit Financial Intermediaries to access and use the Provided Information.  The Fund shall have sole responsibility for imposing any desired use restrictions on Financial Intermediaries.

8.           AdvisorCentral Intellectual Property and Proprietary Rights.  AdvisorCentral shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights associated with the Services or the Web Portal at any time or from time to time (“Intellectual Property”).  The Fund acknowledges and agrees that nothing contained in this Agreement transfers or assigns to the Fund any rights in or to any Intellectual Property.  If AdvisorCentral provides the Fund with any computer software in connection with the Services or PNC’s performance of this Agreement, Fund shall use said computer software soley for purposes of gaining inquiry access to the Web Portal, and shall not copy, decompile, reverse engineer or otherwise attempt to derive the source files thereto.

9.           Fees.  For the services provided by PNC pursuant to this Exhibit B, the Fund shall pay to PNC the fees provided for in the writing referenced in Section 6(a) of the Agreement, if any.  Such fees are exclusive of and do not include any taxes, duties, or similar charges.  The Fund agrees to pay or reimburse PNC for all federal, state, dominion, provincial, or local sales, VAT, use, personal property, import, export, excise or other taxes, fees, or duties arising out of this Agreement or the transactions contemplated by this Agreement, except that the Fund shall have no liability for taxes on the net income of any other party. PNC reserves the right to pass through and invoice the Fund for increases in such fees imposed by AdvisorCentral upon 30 days advance notice (such increases not to occur more than once a calendar year) or upon renewal of the Agreement.  If Fund does not consent to such fee increases, then Fund’s sole and exclusive remedy is to terminate Services under this Exhibit B and pay all amounts due and owing through the date of such termination.

10.          Disclaimer of Warranties.  Each of PNC and AdvisorCentral expressly disclaim any warranty that the Web Portal, Services or specifications related thereto will be accurate, uninterrupted or error free and neither PNC nor AdvisorCentral makes no warranty as to the results obtained from use of the Web Portal, Services or specifications related thereto.  The Web Portal, Services and specifications related thereto are made available on an “As Is, As Available” basis, and PNC and AdvisorCentral expressly disclaims all warranties, either express or implied, including, but not limited to, warranties of title or non-infringement, or the implied warranties of merchantability or fitness for a particular purpose.  Because some states or jurisdictions do not allow the exclusion of certain types of implied warranties, in such states or jurisdictions, such exclusions will be applicable to the greatest extent permitted by law.

11.          Confidential Information.

 (a)         Either party may disclose (the “Disclosing Party”) to the other party (the “Receiving Party”) certain information pursuant to this Exhibit B that the Disclosing Party considers to be confidential and/or proprietary, including, but not limited to, Shareholder Data and data entered or provided by Financial Intermediaries accessing or using the Web Portal or the Services made available via the Web Portal, software machine code or source code, technical processes and formulas, product designs, customer lists, product and business plans, advertising revenues, usage rates, projections, marketing and other data, the terms and provisions of this Agreement, sales, cost, account and other technical, business and financial information, as well as information that the Disclosing Party marks as confidential (“Confidential Information”).  Notwithstanding the foregoing, Confidential Information does not include information (i) already known or rightfully received by the Receiving Party without an obligation of confidentiality, (ii) independently developed by the Receiving Party without use of Disclosing Party’s Confidential Information, or (iii) approved for disclosure in writing by the Disclosing Party.

 (b)         The Receiving Party shall make use of the Confidential Information only for the purposes of this Agreement and shall protect the Disclosing Party’s Confidential Information by using the same degree of care, but not less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as the Receiving Party uses to protect its own Confidential Information of a like nature.  The Receiving Party shall disclose Confidential Information only (i) to those of its officers, directors, employees  and auditors with a need to know such Confidential Information, (ii) to those sub-contractors, representatives and consultants with a need to know such Confidential Information who are bound by a written agreement with the Receiving Party to confidentiality obligations no less protective of Confidential Information as provided for in this Exhibit B, or (iii) as requested or required by court order, applicable law or regulation or any regulatory agency or governmental body having jurisdiction over the Receiving Party.

(c)          All Confidential Information shall remain the property of the Disclosing Party, and such Confidential Information and any copies thereof, shall be promptly returned to the Disclosing Party upon request or upon termination of this Agreement or the Services or, at the Disclosing Party’s sole option, destroyed, in which case the Disclosing Party shall be notified promptly in writing when its Confidential Information has been destroyed; provided, however, PNC may retain copies of Confidential Information of the Fund that PNC reasonably determines warranted for regulatory, audit or legal reasons.  The furnishing of any Confidential Information between the parties shall not constitute the granting of any right or license to use such Confidential Information except as expressly provided for in this Agreement.

12.          AdvisorCentral Rights.  AdvisorCentral is an intended third-party beneficiary of the provisions of this Exhibit B which specifically reference AdvisorCentral.

13.          Survival.  The following Sections of this Exhibit B shall survive a termination of this Agreement or the Services: 6 – 8 (provisions applicable after a termination) and 8 – 14.

14.          Limited Scope of Exhibit B.  The terms of this Exhibit B shall be construed to apply solely with respect to the rights and obligations of the parties as set forth in this Exhibit B.

 [End of Exhibit B]

Exhibit C

Gain/Loss Procedures

Set forth below are the procedures PNC Global Investment Servicing will follow with respect to the treatment of financial gains and losses resulting from “as-of” shareholder transactions in the Fund Portfolio (the “Fund”) of the Fairholme Funds (the “Fund(s)”).

I.   Definitions

•	As-of Shareholder Transaction
An “as-of” transaction, also known as a backdated trade, is defined as a purchase, redemption or exchange transaction processed on a retroactive basis.  The effective date of such transaction will be a date prior to the processing date.  The difference in the share price between the “as-of” trade date and the processing date could result in a gain or loss to the Fund (or shareholder), which may increase or dilute the assets of the Fund or any dividends paid by the Fund during the Accumulation Period (as defined below).

•	Materiality
Materiality shall be defined as the point at which the NAV of the Fund is impacted as described below.  Gains or losses that do not impact the NAV of the Fund shall be deemed immaterial.

•	Accumulation Period
“Accumulation Period” shall be defined as a calendar quarter.

•	Dividend Accrual Gain/Loss
An increase or decrease in a daily dividend paying Fund’s dividend accrual amount to be paid, to shareholders that results from any “as-of” trading activity within a given calendar month.

•	Late Dividend Gain/Loss
An increase or decrease in the Fund dividend or distribution amount to be paid to shareholders that results from any “as-of” trading activity after the Fund distribution ex-dividend date (ex-date).

General Practice

PNC Global Investment Servicing has the capability to track, at the Portfolio or class level, both on a daily and cumulative basis, the impact of all shareholder “as-of” transactions processed through PNC Global Investment Servicing transfer agent system (the “PNC Global Investment Servicing System”).  This tracking is reflected on the daily SuperSheets prepared by PNC Global Investment Servicing.  Daily and cumulative gain/loss balances are reported “net” at the Fund class level. To facilitate the tracking and reporting process, PNC Global Investment Servicing assigns a responsibility code to track gain/loss by the following parties:

1.	Management Company
•	Management Company
•	Dealer

2.	Fund
•	Shareholder

3.	Transfer Agent

Standard of Materiality

Materiality shall be defined as the point at which the NAV of the Fund is impacted.  Gains or losses that do not impact the NAV of the Fund shall be defined as immaterial.

Cumulative Basis
A pricing error will be considered material if the error is greater than or equal to $.003 per outstanding share over a cumulative period.

Procedure Cumulative Basis
In the event that an “as-of” gain/loss amount to the Fund is equal to or exceeds $.003 per outstanding share on a cumulative basis (quarterly “accumulation period”), the Fund(s) fund accounting service provider (“Fund Accounting”) is responsible for notifying PNC Global Investment Servicing and the Fund(s).  In addition, Fund Accounting will immediately book the appropriate payable/receivable entry in order to “keep the Fund whole.”  At that time, PNC Global Investment Servicing will provide a detailed explanation of the transaction, or transactions (net loss of $50 or greater), which caused the “as-of” amount to equal or exceed the $.003 per outstanding share threshold.  PNC Global Investment Servicing will work closely with the Fund(s) to identify and resolve the full gain/loss amount.

Upon confirmation of the reason(s) for any such material “as-of” loss on a cumulative basis within the relevant accumulation period, the responsible party or parties will reimburse the full amount due to the applicable.  Such reimbursement will occur no later than one month from the date of the transaction.  PNC Global Investment Servicing will be responsible for reimbursing the Fund for any material losses designated with a “Transfer Agent” responsibility code.  The responsibility for the recovery of all other amounts due to the Fund with respect to the cumulative material loss resides with the Fund(s).

At the end of each accumulation period, any immaterial “as-of” gains or losses or any material “as-of” gains remaining on the books of the Fund will be absorbed by the Fund.  The cumulative tracking mechanism for “as-of” gains and losses will be reset to zero to begin the next accumulation period.

Additionally, in cases where a material “as-of” loss has occurred on a cumulative basis, PNC Global Investment Servicing may request that the Fund recalculate the impacted NAV(s) and allow PNC Global Investment Servicing to re-process the affected shareholder transactions as if the “as-of” trade(s) had been processed in a timely manner on the applicable trade date with the correct NAV.  Individual account adjustments of less than or equal to $25.00 are considered de minimis and will not be re-processed by PNC Global Investment Servicing.

_____________________________________

PNC Global Investment Servicing will utilize the procedures outlined below for “as-of” dividend accrual resulting from adjustments occurring within a month and “late dividends” resulting from “as-of” transactions crossing a Fund ex-date.

Accrual Gain/Loss:
Accrual gain/loss results from “as-of” trade activity in a daily dividend accrual Fund.  All accrual gain/loss will be absorbed by the Fund.

Late Dividend Gain/Loss:
Late dividend gain/loss results from “as-of” trade activity that generates a dividend/capital gain after the Fund payable date.  Late dividend gain/loss will adhere to the procedures outlined in this document.

_____________________________________

Interest Compensation:
In the event of a check disbursement or wire payment error in which the shareholder has lost interest due to a misrouting of the proceeds, PNC Global Investment Servicing will not pay interest compensation to the shareholder until reimbursement of such interest earnings from the bank that benefited in error from the misrouted payment.  In cases where PNC Global Investment Servicing is at fault, payment of interest compensation to the shareholder will not be delayed.

Gain/Loss Reporting and Tracking
PNC Global Investment Servicing tracks the responsibility by Management Company, Fund and Transfer Agent for all gains and losses generated by “as-of” transactions.  PNC Global Investment Servicing may also prepare detailed explanations of “as-of” activity, primarily for internal process improvement purposes. Additionally, a daily/weekly/monthly gain/loss report can be made available to designated individuals at the Fund(s).

APPENDIX A

Definitions

As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)
“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund in a manner reasonably satisfactory to PNC to give Instructions on behalf of the Fund.  Any limitation on the authority of an Authorized Person to give Instructions must be expressly set forth in a written document signed by both parties.

(d)	“Instructions” means Oral Instructions and Written Instructions considered collectively or individually.

(e)
“Oral Instructions” means oral instructions received by PNC from an Authorized Person or from a person reasonably believed by PNC to be an Authorized Person. PNC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(f)	“SEC” means the Securities and Exchange Commission.

(g)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(h)	“Shares” means the shares of common stock of the Fund or any Portfolio or any tier, series or class of the Fund or any Portfolio.

(i)
“Written Instructions” means (i) written instructions signed by an Authorized Person (or a person reasonably believed by PNC to be an Authorized Person), addressed to and received by PNC, and delivered by (A) hand (personally delivery by the Authorized Person), (B) private messenger, U.S. Postal Service or overnight national courier which provides confirmation of receipt with respect to the particular delivery, or (C) facsimile sending device which provides automatic confirmation of the standard details of receipt, or (ii) trade instructions transmitted to and received by PNC by means of an electronic transaction reporting system which requires use of a password or other authorized identifier in order to gain access.